Exhibit 99.1

PRESS RELEASE

Level 3 Reports Fourth Quarter and Full Year 2009 Results

Company Generated Positive Free Cash Flow of $44 Million for the Full Year 2009

Fourth Quarter Financial Highlights

•                  Consolidated Revenue of $924 million

•                  Sequential growth in Total Communications Revenue of 1 percent

•                  Consolidated Adjusted EBITDA of $217 million

•                  Free Cash Flow of $97 million

BROOMFIELD, Colo., Feb. 10, 2010 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported consolidated revenue of $924 million for the fourth quarter 2009, compared to consolidated revenue of $916 million for the third quarter 2009 and $1.05 billion for the fourth quarter 2008. For the full year 2009, consolidated revenue was $3.76 billion, compared to $4.30 billion in 2008.

The net loss for the fourth quarter 2009 was $182 million, or $0.11 per share. This compared to a net loss of $170 million, or $0.10 per share for the third quarter 2009.  For the fourth quarter 2008, the company reported net income of $43 million, or $0.03 per basic share and a net loss of $0.04 per diluted share, which included a gain on the extinguishment of debt of $86 million or approximately $0.05 per share. The net loss for 2009 was $618 million, or $0.38 per share. The net loss for 2008 was $318 million, or $0.20 per share, which included a gain of $237 million, or $0.15 per share on the sale of the company’s Vyvx Advertising Distribution business, a gain on the extinguishment of debt, and the benefit of adjustments made in the fourth quarter 2008.

Consolidated Adjusted EBITDA was $217 million in the fourth quarter 2009, compared to $213 million in the third quarter 2009.  In the fourth quarter 2008, Consolidated Adjusted EBITDA was $271 million, which excludes the benefits of adjustments made in the quarter as described on page 2 of the 4Q09 Earnings Presentation. For the full year 2009, Consolidated Adjusted EBITDA was $909 million, compared to $988 million for the full year 2008, which excludes the benefit of the 2008 adjustments.

“We saw continued improvement in customer buying behavior during the fourth quarter 2009, which contributed to sequential growth in both Core Network Services revenue and sales” said James Crowe, CEO of Level 3. “And we were pleased to deliver positive Free Cash Flow in both the fourth quarter 2009 and for the full year 2009, while continuing to invest in expanding our sales force and local market infrastructure.”

Financial Results

Metric ($ in millions)	Fourth Quarter 2009	Fourth Quarter 2008	Third Quarter 2009	Full Year 2009	Full Year 2008
Revenue
Core Communications Services(1)	$868	$966	$859	$3,503	$3,860
Other Communications Services	$38	$68	$42	$192	$366
Total Communications Revenue(1)	$906	$1,034	$901	$3,695	$4,226
Other Revenue	$18	$15	$15	$67	$75
Total Consolidated Revenue	$924	$1,049	$916	$3,762	$4,301

Consolidated Adjusted EBITDA(2) (3)	$217	$323	$213	$909	$1,040
Capital Expenditures	$80	$107	$75	$313	$449
Unlevered Cash Flow(3)	$218	$251	$152	$559	$480
Free Cash Flow(3)	$97	$124	$9	$44	$(36)
Communications Gross Margin(3)	60.2%	60.0%	59.0%	59.4%	58.8%
Communications Adjusted EBITDA Margin(2) (3)	23.8%	31.3%	23.9%	24.6%	24.6%
Communications Adjusted EBITDA Margin, Excluding Fourth Quarter 2008 Adjustments(2) (3)	N/A	26.3%	N/A	N/A	23.4%

(1)       Includes Vyvx Advertising Distribution business revenues of $15 million for the full year 2008.

(2)       Excluding Fourth Quarter 2008 Adjustments of $52 million, Consolidated Adjusted EBITDA would have been $271 million and $988 million for the fourth quarter 2008 and full year 2008, respectively.

(3)       See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Total Communications Revenue for the fourth quarter 2009 was $906 million, versus $901 million in the third quarter 2009 and $1.03 billion for the fourth quarter 2008. Total Communications Revenue for 2009 was $3.70 billion, compared to $4.23 billion in 2008.

Note: For purposes of this press release, “Normalized” means reported prior period revenues after subtracting the revenues from the Vyvx Advertising Distribution business, which was sold on June 5, 2008.

Communications Revenue ($ in millions)	Fourth Quarter 2009	Fourth Quarter 2008	Percent Change	Full Year 2009	Normalized Full Year 2008	Percent Change
Core Network Services(1)	$706	$785	(10)%	$2,843	$3,132	(9)%
Wholesale Voice Services	$162	$181	(10)%	$660	$713	(7)%
Total Core Communications Services(1)	$868	$966	(10)%	$3,503	$3,845	(9)%
Other Communications Services	$38	$68	(44)%	$192	$366	(48)%
Total Communications Revenue(1)	$906	$1,034	(12)%	$3,695	$4,211	(12)%

(1)       Excludes Core Network Services revenue associated with the Vyvx Advertising Distribution business of $15 million for the full year 2008

Core Network Services revenue was $706 million in the fourth quarter 2009, an increase of 1 percent compared to $701 million in the third quarter 2009. Core Network Services revenue decreased by 10 percent compared to $785 million in the fourth quarter 2008.  Core Network Services revenue by market group was:

Core Network Services Revenue ($ in millions)	Fourth Quarter 2009	Fourth Quarter 2008	Percent Change	Third Quarter 2009	Percent Change
Wholesale Markets Group	$348	$385	(10)%	$342	2%
Business Markets Group	$199	$230	(13)%	$203	(2)%
Content Markets Group	$86	$99	(13)%	$81	6%
European Markets Group	$73	$71	3%	$75	(3)%
Total Core Network Services Revenue	$706	$785	(10)%	$701	1%
Wholesale Voice Services Revenue	$162	$181	(10)%	$158	3%
Core Communications Services Revenue	$868	$966	(10)%	$859	1%

For the full year 2009, Core Network Services revenue was $2.84 billion, compared to $3.15 billion for the full year 2008.

Deferred Revenue

The communications deferred revenue balance was $902 million at the end of the fourth quarter 2009, compared to $880 million at the end of the third quarter 2009 and $887 million at the end of the fourth quarter 2008.

Cost of Revenue

Communications cost of revenue for the fourth quarter 2009 decreased to $361 million, versus $369 million in the third quarter 2009 and $414 million in the fourth quarter 2008.  For the full year 2009, communications cost of revenue was $1.50 billion, compared to $1.74 billion for the full year 2008.

Communications gross margin increased to 60.2 percent for the fourth quarter 2009, compared to 59.0 percent for the third quarter 2009 and 60.0 percent in the fourth quarter 2008.

Communications gross margin increased to 59.4 percent for the full year 2009, compared to 58.8 percent for the full year 2008.

Selling, General and Administrative (SG&A) Expenses

Communications SG&A expenses were $352 million for the fourth quarter 2009, an increase compared to $326 million in the third quarter 2009. This increase was primarily a result of a bonus accrual and an increase in sales and sales support headcount in the fourth quarter 2009.  Fourth quarter 2008 SG&A expenses were $365 million, excluding the net benefit of the adjustments in that quarter.

Communications SG&A expenses include $24 million, $10 million and $17 million of non-cash compensation expense for the fourth quarter 2009, the third quarter 2009 and the fourth quarter 2008, respectively.

Excluding non-cash compensation expense, Communications SG&A expenses were $328 million in the fourth quarter 2009, compared to $316 million in the third quarter 2009 and $348 million in the fourth quarter 2008, excluding the net benefits of the adjustments in that quarter.

Communications SG&A expenses, excluding non-cash compensation expenses, declined to $1.28 billion for the full year 2009 compared to $1.49 billion for the full year 2008, which excludes non-cash compensation and the net benefit from the adjustments in the fourth quarter 2008.

Adjusted EBITDA

Communications Adjusted EBITDA was $216 million for the fourth quarter 2009 compared to $215 million for the third quarter 2009. Communications Adjusted EBITDA was $324 million for the fourth quarter 2008, or $272 million excluding the adjustments during the period.

Communications Adjusted EBITDA margin was 23.8 percent in the fourth quarter 2009, which compares to 23.9 percent for the third quarter 2009, and 26.3 percent for the fourth quarter 2008, excluding the adjustments in that quarter.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes restructuring charges. Restructuring charges were $1 million for the fourth quarter 2009, $1 million for the third quarter 2009, and $12 million for the fourth quarter 2008.

Communications Adjusted EBITDA was $910 million for the full year 2009, compared to $987 million for the full year 2008, excluding the benefit of the adjustments in the fourth quarter 2008.

Consolidated Cash Flow and Liquidity

During the fourth quarter 2009, Unlevered Cash Flow was $218 million, compared to $152 million for the third quarter 2009 and $251 million for the fourth quarter 2008.

Free Cash Flow was $97 million for the fourth quarter 2009, compared to $9 million in the third quarter 2009 and $124 million for the fourth quarter 2008.

For the full year 2009, Unlevered Cash Flow increased to $559 million compared to $480 million in 2008. Free Cash Flow increased to positive $44 million in 2009 compared to negative $36 million in 2008. Capital expenditures were $313 million for the full year 2009 compared to $449 million in 2008.

During the fourth quarter 2009, the company repurchased approximately $73 million of debt with maturities from 2010 through 2012. After the close of the quarter, the company announced and closed the private issuance by its wholly owned subsidiary, Level 3 Financing, Inc., of $640 million aggregate principal amount of its 10% Senior Notes due 2018, and completed a tender offer for approximately 99.4 percent of Level 3 Financing’s 12.25% Senior Notes due 2013. As a result of these financing transactions completed in January 2010, the company expects to record a $55 million loss on the extinguishment of debt in the first quarter of 2010.

As of Dec. 31, 2009, the company had cash and cash equivalents of approximately $836 million.

2010 Business Outlook

“In 2010, while we are still cautious about the effect the economy will have on our business, we believe it is the right time to increase our investment for growth,” said Sunit Patel, executive vice president and CFO of Level 3. “As such, we expect to see an increase in capital expenditures in the coming year.  We are expanding our sales force and sales support operations. As a result, we expect overall operating expenses to increase slightly compared to 2009.”

In 2010, the company expects GAAP interest expense to increase to approximately $585 million and net cash interest expense to increase to approximately $525 million.

Disclosure

Beginning with the first quarter 2010 results, the company will modify its revenue disclosure to reflect changes in the way certain customers are classified within its market-facing groups. Using the reporting categories that will be used for the first quarter 2010 results, in the fourth quarter and third quarter 2009, Core Network Services revenue would have been reported as follows:

Core Network Services Revenues by Customer Type ($ in millions)	Fourth Quarter 2009	Third Quarter 2009	Percent Change
Wholesale	$353	$347	2%
Large Enterprise and Federal	$129	$123	5%
Mid-Market	$151	$155	(3)%
Europe	$73	$75	(3)%
Total Core Network Services Revenue	$706	$700	1%

Beginning with the first quarter 2010, the company will no longer use the Wholesale Markets Group, Business Markets Group, Content Markets Group and European Markets Group designations in reporting revenue.

Summary

“While we remain cautious, we do see evidence that customers are returning to more historically normal levels of purchases,” said Crowe. “We therefore expect to increase investment in both sales personnel and in expanding our network so that we benefit from improving trends. Longer term, the fundamentals of both demand and pricing remain generally positive as online distribution of media and content continues to replace alternative delivery channels.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s fourth quarter results at 10 a.m. EST today. To join the call, please dial 888-208-1386 or 913-312-0940 passcode 4967743. A live broadcast of the call can also be heard on Level 3’s Web site at www.level3.com. During the call, the company will review an earnings presentation that summarizes the results of the quarter. The company has also provided a supplemental schedule with historical financial results. The presentation and supplemental schedule may be accessed at http://lvlt.client.shareholder.com/results.cfm.

An audio replay of the call will be available until 11:59 p.m. EST on Friday, Feb. 19, 2010, by dialing 888-203-1112 or 719-457-0820, access code 4967743. The archived webcast of the fourth quarter conference call together with the press release, financial statements, earnings presentation, and non-GAAP reconciliations may also be accessed at http://www.level3.com/investor_relations/index.html. For additional information please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

© Level 3 Communications, LLC.  All Rights Reserved.  Level 3, Level 3 Communications and the Level 3 Communications Logo  are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Communications Revenue is defined as communications revenue from the Consolidated Statements of Operations.

Normalized Communications Revenue is defined as communications revenue from the Consolidated Statements of Operations less Vyvx advertising distribution business revenue. The Vyvx advertising distribution business was sold in June 2008.

Core Communications Services Revenue includes core network services revenue and wholesale voice services revenue.

Normalized Core Communications Services Revenue includes core network services revenue and wholesale voice services less Vyvx advertising distribution business revenue.

Core Network Services Revenue includes revenue from transport and infrastructure, IP and data services, local and enterprise voice services, and Level 3 Vyvx broadcast.

Normalized Core Network Services Revenue includes revenue from transport and infrastructure, IP and data services, local and enterprise voice services, and Level 3 Vyvx broadcast services less Vyvx advertising distribution business revenue.

	Year Ended December 31, 2008
Revenue Metrics ($ in millions)	As Reported	Vyvx Advertising Distribution Business	Normalized

Core Network Services Revenue:
Wholesale Markets Group	$1,528	$—	$1,528
Business Markets Group	936	—	936
Content Markets Group	394	(15)	379
European Markets Group	289	—	289
Total Core Network Services Revenue	3,147	(15)	3,132

Wholesale Voice Services Revenue:
Wholesale Markets Group	649	—	649
Business Markets Group	23	—	23
Content Markets Group	4	—	4
European Markets Group	37	—	37
Total Wholesale Voice Services Revenue	713	—	713

Core Communications Services Revenue:
Wholesale Markets Group	2,177	—	2,177
Business Markets Group	959	—	959
Content Markets Group	398	(15)	383
European Markets Group	326	—	326
Total Core Communications Services Revenue	3,860	(15)	3,845

Other Communications Revenue	366	—	366
Total Communications Revenue	4,226	(15)	4,211

Other Revenue	75	—	75
Total Consolidated Revenue	$4,301	$(15)	$4,286

Communications Gross Margin ($) is defined as Communications Revenue less Communications Cost of Revenue from the Consolidated Statements of Operations.

Communications Gross Margin (%) is defined as Communications Gross Margin ($) divided by Communications Revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA on a Normalized Basis is defined as Adjusted EBITDA less a net benefit of $52 million from four adjustments taken in the fourth quarter 2008 (“Fourth Quarter 2008 Adjustments”), which are comprised of an $86 million benefit related to asset retirement obligation (“ARO”) adjustments, partially offset by $14 million in patent-

related litigation expenses, $12 million in restructuring charges and $8 million in real estate lease impairment charges.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Adjusted EBITDA Margin on a Normalized Basis is defined as Adjusted EBITDA on a Normalized Basis divided by revenue.

Adjusted EBITDA Metrics ($ in millions)	Q4 2009
	Communications	Other	Consolidated

Net Income (Loss)	$(169)	$(13)	$(182)
Income Tax Expense (Benefit)	(3)	—	(3)
Total Other (Income) Expense	134	8	142
Depreciation and Amortization	230	6	236
Non-cash Stock Compensation	24	—	24
Adjusted EBITDA	$216	$1	$217

Revenue	$906

Adjusted EBITDA Margin	23.8%

Adjusted EBITDA Metrics ($ in millions)	Q3 2009
	Communications	Other	Consolidated

Net Income (Loss)	$(166)	$(4)	$(170)
Income Tax Expense	1	1	2
Total Other (Income) Expense	142	—	142
Depreciation and Amortization	228	1	229
Non-cash Stock Compensation	10	—	10
Adjusted EBITDA	$215	$(2)	$213

Revenue	$901

Adjusted EBITDA Margin	23.9%

Adjusted EBITDA Metrics ($ in millions)	Q4 2008
	Communications	Other	Consolidated

Net Income (Loss)	$39	$4	$43
Income Tax Expense	1	1	2
Total Other (Income) Expense	40	(3)	37
Depreciation and Amortization	227	(3)	224
Non-cash Stock Compensation	17	—	17
Adjusted EBITDA	$324	$(1)	$323
ARO Adjustment	(86)	—	(86)
Patent-related Litigation Expense	14	—	14
Real Estate Lease Impairment	8	—	8
Restructuring Charges	12	—	12
Adjusted EBITDA on a Normalized Basis	$272	$(1)	$271

Revenue	$1,034	$15	$1,049

Adjusted EBITDA Margin	31.3%
Adjusted EBITDA Margin on a Normalized Basis	26.3%

Adjusted EBITDA Metrics ($ in millions)	Year Ended December 31, 2009
	Communications	Other	Consolidated

Net Income (Loss)	$(605)	$(13)	$(618)
Income Tax Expense (Benefit)	—	1	1
Total Other (Income) Expense	550	2	552
Depreciation and Amortization	906	9	915
Non-cash Stock Compensation	59	—	59
Adjusted EBITDA	$910	$(1)	$909

Revenue	$3,695

Adjusted EBITDA Margin	24.6%

Adjusted EBITDA Metrics ($ in millions)	Year Ended December 31, 2008
	Communications	Other	Consolidated

Net Income (Loss)	$(322)	$4	$(318)
Income Tax Expense	4	2	6
Total Other (Income) Expense	350	(7)	343
Depreciation and Amortization	929	2	931
Non-cash Stock Compensation	78	—	78
Adjusted EBITDA	$1,039	$1	$1,040
ARO Adjustment	(86)	—	(86)
Patent-related Litigation Expense	14	—	14
Restructuring Charges	12	—	12
Real Estate Lease Impairment	8	—	8
Adjusted EBITDA on a Normalized Basis	$987	$1	$988

Revenue	$4,226	$75	$4,301

Adjusted EBITDA Margin	24.6%
Adjusted EBITDA Margin on a Normalized Basis	23.4%

Management believes that Adjusted EBITDA, Adjusted EBITDA on a Normalized Basis, Adjusted EBITDA Margin and Adjusted EBITDA Margin on a Normalized Basis are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA, Adjusted EBITDA on a Normalized Basis, Adjusted EBITDA Margin and Adjusted EBITDA Margin on a Normalized Basis to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through free cash flow. Adjusted EBITDA excludes the gain on extinguishment of debt and other, net because these items are not related to the primary operations of the company. Adjusted EBITDA for the fourth quarter 2008 and year ended Dec. 31, 2008 is normalized for the net benefit of $52 million from a reduction in estimated asset retirement obligations of $86 million, $14 million charge for patent litigation expenses, $12 million in restructuring charges for employee workforce reductions, and $8 million in real estate lease impairment charges.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain on extinguishment of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as payments on and repurchases of long-term debt, interest income and cash interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow Three Months Ended December 31, 2009 ($ in millions)	Unlevered Cash Flow		Free Cash Flow

Net Cash Provided by Operating Activities		$177	$177
Capital Expenditures		$(80)	$(80)
Cash Interest Paid		$121	N/A
Interest Income	$	(—)	N/A
Total		$218	$97

Unlevered Cash Flow and Free Cash Flow Three Months Ended September 30, 2009 ($ in millions)	Unlevered Cash Flow		Free Cash Flow

Net Cash Provided by Operating Activities		$84	$84
Capital Expenditures		$(75)	$(75)
Cash Interest Paid		$143	N/A
Interest Income	$	(—)	N/A
Total		$152	$9

Unlevered Cash Flow and Free Cash Flow Three Months Ended December 31, 2008 ($ in millions)	Unlevered Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$231	$231
Capital Expenditures	$(107)	$(107)
Cash Interest Paid	$129	N/A
Interest Income	$(2)	N/A
Total	$251	$124

Unlevered Cash Flow and Free Cash Flow Year Ended December 31, 2009 ($ in millions)	Unlevered Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$357	$357
Capital Expenditures	$(313)	$(313)
Cash Interest Paid	$517	N/A
Interest Income	$(2)	N/A
Total	$559	$44

Unlevered Cash Flow and Free Cash Flow Year Ended December 31, 2008 ($ in millions)	Unlevered Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$413	$413
Capital Expenditures	$(449)	$(449)
Cash Interest Paid	531	N/A
Interest Income	$(15)	N/A
Total	$480	$(36)

Contact Information

Media:	Investors:
Skip Thurman	Valerie Finberg
720-888-2292	720-888-2501

Attachment #1

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended			Year Ended
(dollars in millions, except per share data)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Revenue:
Communications	$906	$901	$1,034	$3,695	$4,226
Coal Mining	18	15	15	67	75
Total Revenue	924	916	1,049	3,762	4,301

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue:
Communications	361	369	414	1,499	1,740
Coal Mining	15	18	16	66	69
Total Cost of Revenue	376	387	430	1,565	1,809

Depreciation and Amortization	236	229	224	915	931
Selling, General and Administrative	354	325	301	1,338	1,505
Restructuring Charges	1	1	12	9	25
Total Costs and Expenses	967	942	967	3,827	4,270

Operating Income (Loss)	(43)	(26)	82	(65)	31

Other Income (Expense):
Interest income	—	—	2	2	15
Interest expense	(150)	(147)	(143)	(595)	(570)
Gain on sale of business groups, net	—	—	3	—	99
Gain (loss) on extinguishment of debt	(2)	2	86	14	89
Other, net	10	3	15	27	24
Total Other Income (Expense)	(142)	(142)	(37)	(552)	(343)

Income (Loss) Before Income Taxes	(185)	(168)	45	(617)	(312)

Income Tax Benefit (Expense)	3	(2)	(2)	(1)	(6)

Net Income (Loss)	$(182)	$(170)	$43	$(618)	$(318)

Earnings (Loss) per Share:
Basic	$(0.11)	$(0.10)	$0.03	$(0.38)	$(0.20)
Diluted	$(0.11)	$(0.10)	$(0.04)	$(0.38)	$(0.20)

Shares Used to Compute Earnings (Loss) per Share (in thousands):
Basic	1,641,091	1,637,727	1,606,229	1,633,049	1,564,996
Diluted	1,641,091	1,637,727	1,629,052	1,633,049	1,564,996

Financial statements for the three months and year ended December 31, 2008 have been adjusted for the retrospective application of Accounting Standards Codification (“ASC”) 470-20 (formerly FSP APB 14-1).

© 2010 by Level 3 Communications, Inc. All rights reserved.

Attachment #2

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(dollars in millions)	December 31, 2009	September 30, 2009	December 31, 2008

Assets

Current Assets:
Cash and cash equivalents	$836	$532	$768
Restricted cash and securities	3	3	3
Receivables, less allowances for doubtful accounts of $18, $20 and $16, respectively	323	356	390
Other	97	97	81
Total Current Assets	1,259	988	1,242

Property, Plant and Equipment, net	5,687	5,828	6,159
Restricted Cash and Securities	122	124	127
Goodwill	1,429	1,430	1,432
Other Intangibles, net	467	490	559
Other Assets	98	108	115
Total Assets	$9,062	$8,968	$9,634

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$364	$351	$365
Current portion of long-term debt	705	160	186
Accrued payroll and employee benefits	51	32	105
Accrued interest	140	124	117
Current portion of deferred revenue	162	153	168
Other	97	82	111
Total Current Liabilities	1,519	902	1,052

Long-Term Debt, less current portion	5,755	6,100	6,245
Deferred Revenue, less current portion	740	727	719
Other Liabilities	557	568	597
Total Liabilities	8,571	8,297	8,613

Stockholders’ Equity	491	671	1,021
Total Liabilities and Stockholders’ Equity	$9,062	$8,968	$9,634

Financial statements as of December 31, 2008 have been adjusted for the retrospective application of Accounting Standards Codification (“ASC”) 470-20 (formerly FSP APB 14-1).

© 2010 by Level 3 Communications, Inc. All rights reserved.

Attachment #3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
(dollars in millions)	December 31, 2009	September 30, 2009	December 31, 2008

Cash Flows from Operating Activities:
Net income (loss)	$(182)	$(170)	$43
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	236	229	224
Non-cash compensation expense attributable to stock awards	24	10	17
(Gain) loss on extinguishment of debt, net	2	(2)	(86)
Asset retirement obligation adjustment	—	—	(86)
Accretion of debt discount and amortization of debt issuance costs	13	13	13
Accrued interest on long-term debt	16	(9)	1
Change in fair value of embedded derivative	(14)	1	—
Other, net	(2)	(8)	(8)
Changes in working capital items:
Receivables	32	19	34
Other current assets	11	15	28
Payables	8	15	53
Deferred revenue	23	(25)	(10)
Other current liabilities	10	(4)	8
Net Cash Provided by Operating Activities	177	84	231

Cash Flows from Investing Activities:
Capital expenditures	(80)	(75)	(107)
(Increase) decrease in restricted cash and securities, net	2	—	(3)
Proceeds from sale of property, plant and equipment	1	—	—
Proceeds from sale of business groups, net	—	—	3
Proceeds from sale and of marketable securities	—	—	4
Net Cash Used in Investing Activities	(77)	(75)	(103)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	274	(3)	400
Payments on and repurchases of long-term debt	(67)	(107)	(338)
Net Cash Provided by (Used in) Financing Activities	207	(110)	62

Effect of Exchange Rates on Cash and Cash Equivalents	(3)	3	(4)

Net Change in Cash and Cash Equivalents	304	(98)	186

Cash and Cash Equivalents at Beginning of Period	532	630	582

Cash and Cash Equivalents at End of Period	$836	$532	$768

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$121	$143	$129
Income taxes paid	$1	$—	$1

Financial statements for the three months ended December 31, 2008 have been adjusted for the retrospective application of Accounting Standards Codification (“ASC”) 470-20 (formerly FSP APB 14-1).

© 2010 by Level 3 Communications, Inc. All rights reserved.